EXHIBIT 99.1

NEWS RELEASE for October 21, 2004 at 7:30 AM EDT
Investors:	ChromaVision Medical Systems, Inc.:
Matt Clawson	Stephen T. D. Dixon
Allen & Caron, Inc	Executive Vice President & CFO
949-474-4300	(888) 443-3310

CHROMAVISION REPORTS 2004 THIRD QUARTER, NINE MONTH RESULTS

Company Achieves Critical Milestones; Significant Revenue Growth in New Laboratory Services

SAN JUAN CAPISTRANO, Calif. (October 21, 2004) — ChromaVision Medical Systems, Inc. (Nasdaq: CVSN), a leading provider of specialized diagnostic and laboratory services and technologies for both clinical and drug development applications, today reported that it made significant progress in the expansion of its new strategic initiatives in the third quarter ended September 30, 2004.  This progress included a substantial increase in revenue from its laboratory services business unit and the move of these operations to a new, dedicated facility specifically for these purposes in Irvine, California.  The new facility and the pending receipt of requisite operating licenses will enable the Company to rapidly expand its suite of diagnostic services offered in the laboratory operation.

Total revenue in the 2004 third quarter was $2.6 million, a modest increase from $2.4 million in the second quarter ended June 30, 2004, and down from the prior year’s third quarter revenue of $3.1 million, a period in which reimbursement levels for certain core cancer tests were substantially higher. Revenue from new laboratory and bioanalytical services during the third quarter was $800,000, an increase of more than 400 percent over the revenue from these operations in this year’s second quarter.

                Ronald A. Andrews, President and CEO, said, “In the third quarter, we made important progress in executing the transformation of ChromaVision.  We were able to translate the successful conversion of our Access remote pathology customers to continued revenue growth for our new diagnostic services and had equal success in attracting new customers to these services.  This is significant because of the substantial leverage that exists in directly providing these diagnostic services.  In fact, third quarter revenue from our laboratory operation was more than four times greater than what we would have generated through our legacy operating model.  This progress is especially gratifying as we look to these service revenues to be the primary catalyst for sales growth in the coming year and the focus of our drive to profitability.”

The new revenue from laboratory services reflects expansion of the customer base for these services following the successful conversion of approximately 75 percent of the Company’s Access remote pathology customers to ChromaVision’s Access laboratory service at the end of the second quarter.  In the third quarter, the Company processed approximately 8,000 slides for staining and image scanning in its diagnostic services operation.

                Andrews continued, “In the third quarter, we executed well and made important progress in transforming the Company into a multi-business-line enterprise.  In addition, we hired Dr. Ken Bloom, truly one of the industry’s top commercial laboratory executives, as Medical Director of our diagnostic services business.  Dr Bloom and his team have made great strides in the past 90 days including the set up and staffing of our new lab facility in Irvine, California.”

Due principally to the accelerating investments in facilities and personnel associated with the launch of new laboratory services, the net loss for the 2004 third quarter was $5.4 million or $0.10 loss per share, an increase from the $2.2 million or $0.06 loss per share in the 2003 third quarter. The cash balance at September 30, 2004 was $16 million.

For the third quarter, ACIS® fee-per-use revenue was $1.3 million compared to $2.8 million recorded in the 2003 corresponding period.  As previously announced, this decline has been due to the adverse impact of lower reimbursement rates for certain core breast cancer tests.  Revenue from the sale of systems in the 2004 second quarter was $400,000 compared to $300,000 in the third quarter of 2003.

                Revenue for the nine months ended September 30, 2004 was $6.9 million compared to $8.8 million for the same period in 2003.  Net loss attributable to common stock for the nine months ended September 30, 2004 was $13.8 million, or $0.29 per share, compared to a net loss of $6.5 million, or $0.18 per share, for the nine months of 2003.

Conference Call & Webcast

                The Company will host a conference call and live webcast at 11:30 a.m. (Eastern) today to discuss and review results of operations.  Interested participants may access the live webcast through the Company’s website (www.chromavision.com).  Web participants are encouraged to go to the website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.  For those unable to participate during the live broadcast, a replay will be available shortly after the call for approximately 30 days.

About ChromaVision Medical Systems, Inc.

                        ChromaVision Medical Systems, Inc. is an advanced diagnostics technology and services company focused on improving the quality of patient care while reducing medical costs and speeding the discovery of new drugs to treat cancer.  ChromaVision’s proprietary Automated Cellular Imaging System (ACIS®) is a versatile automated microscope system that greatly improves the accuracy and reproducibility of cell imaging through its unique patented technology.  ChromaVision is currently providing stain and scan only services to pathologists for analysis in their offices using the ACIS software.  Upon licensure, ChromaVision will also be providing comprehensive laboratory services ranging from in-house pathology testing using the ACIS® to other cutting-edge diagnostic technologies that assist physicians in managing cancer.   In addition, the company develops ACIS-based tools for academic and biopharmaceutical company researchers, allowing them to perform cellular-level analyses much faster and with improved accuracy.  Many of the top clinical laboratories, hospitals, university medical centers and biopharmaceutical companies in the United States and Europe have adopted the company’s technology.

ChromaVision and ACIS are registered trademarks of ChromaVision.  For more information, visit www.chromavision.com.

ChromaVision is a majority owned subsidiary of Safeguard Scientifics, Inc. (NYSE: SFE).  Safeguard Scientifics is a committed strategic growth partner for companies in the Time-to-Volume stage of development.  Time-to-Volume companies are those that are generating revenues from a commercially viable product or service, but are facing new challenges as they scale their businesses to meet market opportunities.  Focused primarily on the information technology and life sciences sectors, Safeguard generally acquires majority ownership interests in companies at this stage of growth.  In addition to expansion capital, Safeguard provides its companies a wide range of operating and managerial expertise to drive their successful growth to become market leaders.  For more information about Safeguard and its strategy, visit www.safeguard.com

Certain statements contained herein regarding ChromaVision Medical Systems, Inc. involve risks and uncertainty and are forward-looking in nature, including statements concerning conversion of Access customers and future growth prospects.  Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, the Company’s ability to successfully implement its plans to begin offering cancer diagnostic laboratory services, biopharma services and in-sourcing of the Company’s Access remote pathology program, the Company’s ability to obtain the requisite licenses necessary to provide comprehensive laboratory testing, the performance and acceptance of the Company’s system and service offerings in the marketplace, the Company’s ability to expand and maintain a successful sales and marketing organization, changes in rates of third party payer reimbursement for procedures performed using the Company’s system, the ability to obtain additional financing for its business on favorable terms or at all, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in developing any new software applications, failure to obtain FDA clearance or approval for particular applications, the outcome of currently pending and any future litigation that involves the Company, the Company’s ability to compete with other technologies and with emerging competitors in cell imaging, dependence on third parties for collaboration in developing new tests and in distributing the Company’s systems and tests performed on the system, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. Recent experience with respect to ACIS placements, new contracts for placements, revenues and results of operations may not be indicative of future results for the reasons set forth above. For forward-looking statements contained herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Tables to Follow

ChromaVision Medical Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

Revenues:
Per Click and Other	$1,309	$2,827	$4,328	$8,130
Lab Services	812	—	981	—
System Sales	442	252	1,577	656
Total Revenue	2,563	3,079	6,886	8,786

Cost of revenue	2,167	970	4,224	2,687
Gross profit	$396	$2,109	$2,662	$6,099

Gross profit %	15.5%	68.5%	38.7%	69.4%

Expenses:
Selling, general and administrative	3,467	3,115	10,302	8,981
Laboratory Services	1,045	—	2,553	—
Research and development	1,241	1,171	3,570	3,636
Total operating expenses	$5,753	$4,286	$16,425	$12,617

Other (income)/expense	(5)	15	72	10

Net loss attributable to common stock	$(5,352)	$(2,192)	$(13,835)	$(6,528)

Net loss per common share:
Basic	$(0.10)	$(0.06)	$(0.29)	$(0.18)

Weighted average number of common shares outstanding	51,428,084	37,820,840	48,123,537	37,094,625

ChromaVision Medical Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	Dec 31,
	2004	2003

Cash and cash equivalents	$15,859	$1,699
PP&E, net	5,806	5,086
Accounts receivable, net	1,900	2,496
All other assets, net	1,772	1,770

Total Assets	$25,337	$11,051

Total Liabilities	$8,051	$5,032
Stockholders’ Equity	17,286	6,019

Total Liabilities and Stockholders’ Equity	$25,337	$11,051